EXHIBIT 8.2

[LETTERHEAD OF WIPFLI LLP]

February 3, 2004

Board of Directors
Citizens Community Federal
2174 Eastridge Center
Eau Claire, WI 54701

Re: Wisconsin Tax Treatment of Proposed Reorganization to Mutual Holding Company Structure (the "Reorganization")

Ladies and Gentlemen:

Set forth below, please find our understanding with respect to the above captioned matter and, based upon this understanding, our conclusions as to the Wisconsin franchise and income tax treatment of certain matters relative to the Reorganization.

Our conclusions are made in reliance upon the Amended Plan of Reorganization dated October 16, 2002 (the "Plan"), representation letter provided by Citizens Community Federal dated January 15, 2004 (The "Representation Letter") and the federal tax opinion of Silver, Freedman & Taff, L.L.P. dated January 15, 2004, concerning the Plan ("Federal Tax Opinion"). Capitalized terms used herein and not defined have the meanings set forth in the Plan.

Our conclusions are based on the facts and conclusions contained in the aforementioned documents. We have assumed for the purposes of this discussion that they are true, complete, and accurate, as of the date hereof and that they will remain so as of the consummation of the Reorganization, although we have not independently verified any such matters. If any fact or conclusion we have relied upon is not true, complete, and accurate in all material respects as of the date hereof or as of the consummation of the Reorganization, our conclusions could change.

The discussions and conclusions which follow are based upon existing state tax law under the Wisconsin Statutes, regulations, rulings, and administrative pronouncements as of the date of this letter, all of which are subject to change. Further any change in applicable federal income tax law which affects the aforementioned Federal Tax Opinion could change our conclusions. We assume no responsibility to update our conclusions to incorporate any such changes occurring after the date of this letter.

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Board of Directors

February 3, 2004

Facts

The relevant facts in this matter are as set forth in the Representation Letter and the Federal Tax Opinion, each incorporated herein by reference.

Issue

What are the Wisconsin income/franchise tax implications of the Reorganization in accordance with the Plan?

Conclusions

Wisconsin adopts the Internal Revenue Code as a starting point in determining Wisconsin taxable income with exceptions not relevant to the instant situation. See § 71.05 regarding individuals and § 71.26 concerning corporations. In our opinion, Wisconsin will follow the federal tax treatment described in the Federal Tax Opinion.

Wisconsin Franchise Tax Treatment of the Bank Conversion

The Federal Tax Opinion concludes that the conversion of Bank from mutual to stock (the "Bank Conversion") will be treated as a reorganization within the meaning of IRC Section 368(a)(1)(F), and that accordingly no gain or loss will be recognized by Bank or Stock Bank. Since Wisconsin adopts IRC § 368(a)(1)(F) without modification, Wisconsin similarly should consider the Bank Conversion to be a reorganization under IRC § 368(a)(1)(F), with the same result.

Contribution to Capital Under IRC Section 351 by Members of the Bank and Stock Bank

The Federal Tax Opinion concludes that the exchange of constructive ownership interests in Stock Bank by the Members of Bank for membership interests in MHC will qualify as a tax free exchange of property pursuant to IRC Section 351, and that accordingly no gain or loss will be recognized by Members upon the transfer of their ownership interests in Bank solely for a constructive stock interest in the Stock Bank followed by an exchange of these interests solely for membership/mutual interests in the MHC by virtue of IRC Section 351. Since Wisconsin has adopted IRC Section 351 without modification, Wisconsin should treat these transactions in the same manner.

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Board of Directors

February 3, 2004

Contribution to Capital Under IRC Section 351 by MHC to Stock Holding Company

The Federal Tax Opinion concludes that the transfer of the common stock by Stock Bank to Stock Holding Company will constitute a tax-free exchange pursuant to IRC Section 351, and therefore MHC will not recognize any gain or loss upon the transfer of Stock Bank common stock to Stock Holding Company. As previously noted, since Wisconsin has adopted IRC Section 351 without modification, Wisconsin should treat this transaction in the same manner.

Receipt of Stock by Stock Holding Company

The Federal Tax Opinion concludes that pursuant to IRC Section 1032(a), Stock Holding Company will not recognize gain or loss upon the receipt of Stock Bank common stock from MHC. Wisconsin has adopted IRC Section 1032 without modification and therefore should afford this transaction the same treatment.

Issuance of Common Stock by Stock Holding Company Pursuant to Stock Offering

The Federal Tax Opinion concludes pursuant to IRC Section 1032 that no gain or loss will be recognized by Stock Holding Company upon receipt of money in exchange for its common stock issued pursuant to the Stock Offering. As noted previously, Wisconsin has adopted IRC Section 1032 without modification and should treat the transaction in the same manner.

Exchange of Deposit Accounts

The Federal Tax Opinion concludes that pursuant to IRC Section 1001(a), no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members of Bank upon receipt of deposit accounts in Stock Bank in the same amount and upon the same terms and conditions in exchange for their deposits accounts in Bank held immediately prior to the Conversion. Wisconsin has adopted IRC Section 1001 without modification and therefore should accord the same treatment to such exchange.

Receipt of Subscription Rights

The Federal Tax Opinion concludes that Depositors of Bank will recognize gain upon the receipt of subscription rights to acquire Common Stock of Stock Holding Company in the Stock Offering in an amount equal to the fair market value of the subscription right(s) received.

However, the Federal Tax Opinion further concludes, based upon an Appraisers Opinion, that the subscription rights will have no value at the time of distribution or exercise and therefore no gain or loss

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Board of Directors

February 3, 2004

will be recognized by Depositors of Bank, citing IRC Section 1001 and Paulsen v. Commissioner, 469 U.S. 137, 139 (1985). Therefore, in reliance upon said Appraisers Opinion the Federal Tax Opinion concludes that:
  No taxable income will be recognized by Members of Bank upon distribution to them of subscription rights or upon a subsequent exercise or lapse thereof;

  No taxable income will be realized by Depositors of Bank as a result of the exercise or lapse of subscription rights to purchase Stock Holding Company Common Stock at fair market value; and

  No taxable income will be realized by Bank, Stock Bank or Stock Holding Company upon the issuance or distribution of said subscription rights to Depositors of Bank.
Finally, the Federal Tax Opinion concludes that if in fact the subscription rights are subsequently found to have a fair market value, income may be recognized by the recipient of the subscription rights and Stock Holding Company and/or Bank or Stock Bank may be taxable on the distribution of the subscription rights. The Federal Tax Opinion cites IRC Section 1001, IRC Section 311 Paulsen v. Commissioner 496 U.S. 131,139 (1985) and Rev. Rule 56-572, 1936-2 C.B. 182.

Wisconsin has adopted IRC Sections 1001 and 311 without modification and will follow Supreme Court precedent and administrative pronouncements of the Internal Revenue Service, and therefore we conclude that Wisconsin will treat the issuance, receipt, exercise and or lapse of the subscription rights to acquire Common Stock in Stock Holding Company in the same manner as set forth in the Federal Tax Opinion.

No opinion is expressed as to the Wisconsin tax treatment of the Reorganization or the Plan under any other provisions of Wisconsin Statutes or the Internal Revenue Code or as to the Wisconsin tax treatment of any conditions existing at the time of the Reorganization and Plan that are not specifically addressed in our opinions previously discussed herein.

We hereby consent to the use and filing of this opinion as is necessary to secure the approval of relevant federal and state agencies required to consummate the transactions described above.

Sincerely,

/s/ Wipfli LLP
Wipfli LLP

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